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                                                                    EXHIBIT 99.3

CONTACT: Liz Merritt, Director of Communications
         (480) 606-3337

         Morgen-Walke Associates
         Investor Relations:  John Swenson
         (415) 296-7383
         Media Relations:     Christopher Katis
         (415) 296-7383
         Wire Services:       Eric Gonzales
         (212) 850-5600

I.       FOR IMMEDIATE RELEASE

         A.       RURAL/METRO ANNOUNCES EXTENSION OF BANK WAIVER

         SCOTTSDALE, ARIZ. (April 14, 2000) - Rural/Metro Corporation (Nasdaq:
RURL) announced today that it was granted its request for a 90-day extension of its waiver of covenant compliance under its revolving credit facility through July 14, 2000.

         The Company has not requested nor drawn additional funding from its lenders. In addition, the Company has determined it no longer requires the $5 million of availability that was offered by its lenders on March 15, and has agreed to accrue additional interest expense at the rate of 2 percent per year, with payment due on July 14. The Company continues to work toward a long-term agreement on its revolving credit facility.

         Jack Brucker, President and Chief Executive Officer, said, "We are pleased by the progress we have made with our lenders and the confidence they have shown in our ability to manage our cash flow. We are demonstrating to them
- and to all of our stakeholders - that our restructuring plan is solid and meaningful, and that we are working diligently to further build long-term value in the Company. Rural/Metro is committed to providing the highest quality services to the communities entrusted to our care."

         Rural/Metro's previously announced restructuring plan includes closing or scaling back unprofitable service areas, reducing overhead costs, and placing renewed emphasis on quality of revenue.

         Brucker continued, "The results of our restructuring program thus far have been promising. Cash collections are steadily improving, and we are holding the line on costs in order to improve cash flow. We've made significant strides; however we are still in the early stages of implementation of our plan, which will take several months to complete."
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         Rural/Metro Corporation provides mobile healthcare services, including
911 and general ambulance transportation, fire protection and other safety-related services to municipal, residential, commercial and industrial customers in hundreds of communities throughout the United States and Latin America.

         This press release contains forward-looking statements regarding future business prospects that involve risks and uncertainties, including the current healthcare reimbursement environment, that are identified from time to time in the Company's SEC reports and filings.

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